CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-1A of the Lehman Brothers Reserve Liquidity Series and to the use of our report dated March 28, 2005 on the statement of assets and liabilities of the Lehman Brothers Prime Reserve Money Fund, a series of Lehman Brothers Reserve Liquidity Series. Such statement appears in the Lehman Brothers Reserve Liquidity Series' Statement of Additional Information. We also consent to the use of our report dated December 23, 2004 on the statement of assets and liabilities of the Prime Portfolio, a series of Institutional Liquidity Trust. Such statement is incorporated by reference in the Lehman Brothers Reserve Liquidity Series' Statement of Additional Information.



                                          /S/ TAIT, WELLER & BAKER


PHILADELPHIA, PENNSYLVANIA
APRIL 4, 2005